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Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                           First Priority Group, Inc.
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

* * * * *

          WE, THE UNDERSIGNED, Michael Karpoff and Barry Siegel, being respectively the Chairman of the Board and Secretary of First Priority Group, Inc. hereby certify:

     1.   The name of the corporation is First Priority Group, Inc..
     2. The certificate of incorporation of said corporation was filed by the Department of State on the Twenty-Eighth day of June, 1985.
     3. (a) The certificate of incorporation is amended to delete the present Paragraph Fourth and to substitute the following in its place:
          (b) To effect the foregoing, Paragraph Fourth relating to Authorized Shares, Common Stock and the Preferred Stock is amended to read as follows:

Fourth

A.   Authorized Shares.

     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 21,000,0000 shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share ("Preferred Stock"), and 20,000,000 shall be Common Stock, having a par value of $0.015 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

B.   Common Stock.

     (1)  Relative Rights.

     The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate or certificates of designation filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

     (2)  Voting Rights.

     Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in this Certificate of Incorporation or by applicable law.

     (3)  Dividends.

     Whenever there shall have been paid or declared and set aside for payment, to the holders of shares


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of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

     (4)  Dissolution, Liquidation, Winding Up.

     In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

C.   Preferred Stock.

     (1)  Issuance, Designations, Powers, Etc.

     The Board of Directors expressly is authorized, subject to limitations prescribed by the New York Business Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the New York Business Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:


          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

          (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;


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          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

     (2)  Dissolution, Liquidation, Winding Up.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

     4.   The amendment was authorized in the following manner:

          Shareholders approval at Annual Shareholders Meeting held on September 30, 1996

          IN WITNESS WHEREOF, we have signed this certificate on the Fourth day of November, 1996 and we affirm the statements contained therein as true under penalties of perjury.


                                       /s/ Michael Karpoff
                                       --------------------------------------
                                       Michael Karpoff, Chairman of the Board


                                       /s/ Barry Siegel
                                       --------------------------------------
                                       Barry Siegel, Secretary


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